Rule 424(b)(3)
Registration No. 333-121067

PRICING SUPPLEMENT NO. 74 dated February 27, 2006

to Prospectus Supplement dated May 18, 2005
and Prospectus dated May 18, 2005

LEHMAN BROTHERS HOLDINGS INC.
Medium-Term Notes, Series H

This Pricing Supplement supplements the terms and conditions in, and incorporates by reference, the Prospectus, dated May 18, 2005, as supplemented by the Prospectus Supplement, dated May 18, 2005 (as so supplemented, together with all documents incorporated by reference therein, the “Prospectus”), and should be read in conjunction with the Prospectus. Unless otherwise defined in this Pricing Supplement, terms used herein have the same meanings as are given to them in the Prospectus.

CUSIP No.:	52517PE72

ISIN:	US52517PE729

Specified Currency:	Principal:	U.S. Dollars
	Interest:	U.S. Dollars

Principal Amount:	$50,000,000

	Total	Per Note
Issue Price:	$50,000,000	100%
Agent’s Commission:	$0	0%
Proceeds to Lehman Brothers Holdings:	$50,000,000	100%

On the Issue Date, we may, without the consent of the holders of Notes, issue additional notes similar to these Notes in all respects except for the Issue Price. Following the Issue Date, we may, without the consent of the holders of Notes, create and issue additional notes similar to these Notes in all respects except for the Issue Date, Issue Price and the payment of interest accruing prior to the Issue Date of such additional notes. All such additional notes will be consolidated and form a single tranche with, have the same CUSIP and ISIN numbers as and trade interchangeably with these Notes.

Agent:	Lehman Brothers

Agent’s Capacity:	☒ As principal	☐ As agent

Trade Date:	February 27, 2006

Issue Date:	March 7, 2006

Stated Maturity Date:	March 7, 2008; provided that if such day is not a New York business day, then such day will be the following New York business day.

Date From Which Interest Accrues:	☒ Issue Date
☐ Other:

☐ Fixed Rate Note

Interest Rate per Annum:	%

☒ Floating Rate Note	☐ CD Rate
☐ Commercial Paper Rate
☐ Federal Funds (Effective) Rate
☐ Federal Funds (Open) Rate
☐ LIBOR Telerate
☐ LIBOR Reuters
☐ EURIBOR
☒ Treasury Rate: Constant Maturity ☒ Yes ☐ No
☐ Prime Rate
☐ Eleventh District Cost of Funds Rate
☐ Other: See “Interest Rate per Annum” below

Index Maturity:	1-Year

Spread:	Plus 0.17%

Initial Interest Rate:	Not applicable

Spread Multiplier:	Not applicable

Maximum Interest Rate:	Not applicable

Minimum Interest Rate:	0%

Interest Calculation:	All values used in any calculation of the Interest Rate will be rounded to five decimal places and all percentages resulting from any Interest Rate calculation will be rounded to three decimal places.

Interest Payment Dates:	Monthly on the 7th of each month commencing on April 7, 2006.

Initial Interest Reset Date:	The Issue Date.

Interest Reset Dates:	Monthly on the 7th of each month commencing on April 7, 2006 for the period commencing on such Interest Reset

Date to but excluding the next succeeding Interest Payment Date (determined on the Interest Determination Date preceding that Interest Reset Date).

Initial Determination Date:	Two New York business days prior to the Issue Date.

Determination Dates:	Two New York business days prior to the related Interest Reset Date.

Interest Computation:	Interest will be computed on the basis of a 360-day year of twelve 30-day months or, in the case of an incomplete month, the number of days elapsed.

Adjusted:	☐ Yes	☒ No

Interest Rate Calculation Agent:	Lehman Brothers Special Financing

Optional Redemption:	Not applicable

Form of Note:	☒ Book-entry only (global)	☐ Certificated

RISK FACTORS

The secondary market for, and the market value of, the Notes will be affected by a number of factors independent of the creditworthiness of Lehman Brothers Holdings Inc., including the level and direction of interest rates, the anticipated level and potential volatility of the 1-Year CMT Rate, the method of calculating the 1-Year CMT Rate, the time remaining to the maturity of the Notes, the aggregate principal amount of the Notes and the availability of comparable instruments. The value of the 1-Year CMT Rate depends on a number of interrelated factors, including economic, financial and political events, over which Lehman Brothers Holdings Inc. has no control.

Historical Levels of 1-Year CMT

The historical experience of 1-Year CMT should not be taken as an indication of the future performance of 1-Year CMT during the term of the Notes. Fluctuations in the level of 1-Year CMT make the Notes’ effective interest rate difficult to predict and can result in effective interest rates to investors that are lower than anticipated. In addition, historical interest rates are not necessarily indicative of future interest rates. Fluctuations in interest rates and interest rate trends that have occurred in the past are not necessarily indicative of fluctuations that may occur in the future, which may be wider or narrower than those that have occurred historically.

Hypothetical Interest Reset Date	1-Year CMT (%)
2/7/2006	4.65
1/7/2006	4.38
12/7/2005	4.35
11/7/2005	4.36
10/7/2005	4.06
9/7/2005	3.77
8/7/2005	3.87
7/7/2005	3.48
6/7/2005	3.28
5/7/2005	3.37
4/7/2005	3.32
3/7/2005	3.22
2/7/2005	2.96
1/7/2005	2.82
12/7/2004	2.6
11/7/2004	2.44
10/7/2004	2.26
9/7/2004	2.13
8/7/2004	1.91
7/7/2004	2
6/7/2004	1.96
5/7/2004	1.83
4/7/2004	1.31
3/7/2004	1.16
2/7/2004	1.26
1/7/2004	1.29
12/7/2003	1.3
11/7/2003	1.4
10/7/2003	1.21
9/7/2003	1.24
8/7/2003	1.26
7/7/2003	1.08
6/7/2003	1.08
5/7/2003	1.21
4/7/2003	1.25
3/7/2003	1.15
2/7/2003	1.28
1/7/2003	1.4
12/7/2002	1.47
11/7/2002	1.46
10/7/2002	1.59
9/7/2002	1.75
8/7/2002	1.64
7/7/2002	2.08
6/7/2002	2.31
5/7/2002	2.27
4/7/2002	2.54
3/7/2002	2.43
2/7/2002	2.2
1/7/2002	2.19
12/7/2001	2.26
11/7/2001	1.93
10/7/2001	2.33
9/7/2001	3.29

8/7/2001	3.56
7/7/2001	3.63
6/7/2001	3.63
5/7/2001	3.73
4/7/2001	3.9
3/7/2001	4.44
2/7/2001	4.73
1/7/2001	4.6
12/7/2000	5.74
11/7/2000	6.16
10/7/2000	6.06
9/7/2000	6.22
8/7/2000	6.13
7/7/2000	6.07
6/7/2000	6.23
5/7/2000	6.29
4/7/2000	6.17
3/7/2000	6.17
2/7/2000	6.23
1/7/2000	6
12/7/1999	5.68
11/7/1999	5.43
10/7/1999	5.36
9/7/1999	5.27
8/7/1999	5.16
7/7/1999	5.06
6/7/1999	5.08
5/7/1999	4.78
4/7/1999	4.69
3/7/1999	4.84
2/7/1999	4.66
1/7/1999	4.51
12/7/1998	4.58
11/7/1998	4.64
10/7/1998	4.23
9/7/1998	4.91
8/7/1998	5.24
7/7/1998	5.35
6/7/1998	5.45
5/7/1998	5.42
4/7/1998	5.28
3/7/1998	5.4
2/7/1998	5.27
1/7/1998	5.31
12/7/1997	5.56
11/7/1997	5.42
10/7/1997	5.38
9/7/1997	5.58
8/7/1997	5.54
7/7/1997	5.55
6/7/1997	5.71
5/7/1997	5.95
4/7/1997	5.97
3/7/1997	5.68
2/7/1997	5.49
1/7/1997	5.61

SUPPLEMENTAL INFORMATION CONCERNING THE PLAN OF DISTRIBUTION

Lehman Brothers Holdings has agreed to sell to Lehman Brothers Inc. (the “Agent”), and the Agent has agreed to purchase from Lehman Brothers Holdings Inc. the principal amount of the Notes at the price specified on the cover of this pricing supplement.  The Agent is committed to take and pay for all of the Notes, if any are taken.

The Agent proposes to offer the Notes initially at a public offering price equal to the Issue Price set forth above and to certain dealers at such price.  After the initial public offering, the public offering price and other selling terms may from time to time be varied by the Agent.

Lehman Brothers Holdings has agreed to indemnify the Agents against liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments that the Agents may be required to make relating to these liabilities as described in the Prospectus.

The Notes are a new issue of securities with no established trading market. Lehman Brothers Holdings has been advised by the Agents that they may make a market in the Notes, but they are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the Notes.

Lehman Brothers Holdings or an affiliate may enter into swap agreements or related hedge transactions with one of Lehman Brothers Holdings’ other affiliates or unaffiliated counterparties in connection with the sale of the Notes and Lehman Brothers Inc. and/or an affiliate may earn additional income as a result of payments pursuant to the swap, or related hedge transactions.

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), the Agent has represented and agreed, and any other Agent appointed under the Lehman Brothers Holdings Inc. Medium Term Note Program, Series H (the “Program”), will be required to represent and agree, that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) it has not, to its knowledge, made and will not make an offer of Notes to the public in that Relevant Member State except that it may, with effect from and including the Relevant Implementation Date, make an offer of Notes to the public in that Relevant Member State:

(a)           in (or in Germany, where the offer starts within) the period beginning on the date of publication of a prospectus in relation to the Notes which has been approved by the competent authority in that Relevant Member State  or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant

Member State, all in accordance with the Prospectus Directive and ending on the date which is 12 months after the date of such publication;

(b)           at any time to legal entities which are authorised or regulated to operate in the financial markets or, if not so authorised or regulated, whose corporate purpose is solely to invest in securities;

(c)           at any time to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts; or

(d)           at any time in any other circumstances which do not require the publication by the Issuer of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of Notes to the public” in relation to any Notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the Notes to be offered so as to enable an investor to decide to purchase or subscribe the Notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

United Kingdom

The Agent has represented and agreed, and the Agent appointed under the Program will be required to represent and agree, that, to its knowledge,:

(a)           in relation to any Notes which have a maturity of less than one year, (i) it is a person whose ordinary activities involve it in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of its business and (ii) it has not offered or sold and will not offer or sell any Notes other than to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or as agent) for the purposes of their businesses or who it is reasonable to expect will acquire, hold, manage or dispose of investments (as principal or agent) for the purposes of their businesses where the issue of the Notes would otherwise constitute a contravention of Section 19 of the FSMA by the Issuer;

(b)           it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of any Notes in circumstances in which Section 21(1) of the FSMA does not apply to the Issuer; and

(c)           it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to any Notes in, from or otherwise involving the United Kingdom.

The Agent has agreed that it will comply with all applicable laws and regulations in force in any jurisdiction in which it offers or sells the Notes or possesses or distributes the prospectus supplement, the accompanying prospectus or any other offering material and will obtain any consent, approval or permission required by it for the offer or sale by it of the Notes under the laws and regulations in force in any jurisdiction to which it is subject or in which it makes such offers or sales.

It is expected that delivery of the Notes will be made against payment therefor more than three business days following the date of this pricing supplement.  Trades in the secondary market generally are required to settle in three business days unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the securities on any day prior to the third business day before the settlement date will be required to specify an alternative settlement cycle at the time of any such trade to prevent failed settlement.

If the Notes are sold in a market-making transaction after their initial sale, information about the purchase price and the date of the sale will be provided in a separate confirmation of sale.